This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated February 5, 1999 and the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by Wasserstein Perella & Co., Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                    UP TO 80,916,766 SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF

                           MORTON INTERNATIONAL, INC.
                                       AT
                             $37.125 NET PER SHARE
                                       BY

                            MORTON ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                             ROHM AND HAAS COMPANY

     Morton Acquisition Corp. (formerly known as Gershwin Acquisition Corp.), an Indiana corporation ("Purchaser") and a wholly owned subsidiary of Rohm and Haas Company, a Delaware corporation ("Parent"), is offering to purchase up to 80,916,766 shares (representing 67% of the issued and outstanding shares as of January 29, 1999) of Common Stock, par value $1.00 per share (the "Shares"), of Morton International, Inc., an Indiana corporation (the "Company"), and the associated preferred share purchase rights ("Rights"), at a purchase price of $37.125 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 5, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer"). The Rights will expire immediately prior to the consummation of the Offer. Unless the context otherwise requires, references herein to "Shares" shall be deemed to include the associated Rights.

               THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
               WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
            ON FRIDAY, MARCH 5, 1999, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which, together with any Shares owned by Parent or Purchaser, constitutes at least a majority of the voting power (determined on a fully-diluted basis) of all the securities of the Company entitled to vote generally in the election of directors or on a merger, (2) any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated (the "HSR Approval") and (3) notification of and approval by the European Commission under the EU Council Regulation 4064/89, as amended ("EU Approval"), having been obtained. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See
Section 15 of the Offer to Purchase.

     The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), and determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its shareholders and recommends that shareholders accept the Offer and tender their Shares pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, if more than 80,916,766 Shares are validly tendered and not withdrawn prior to the Expiration Date (as defined below), Purchaser will accept for payment and pay for only 80,916,766 Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each shareholder prior to the Expiration Date and not withdrawn. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedures described in Section 3 of the Offer to Purchase), Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least seven New York Stock Exchange, Inc. trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their broker.

     The purpose of the Offer is for Parent, through Purchaser, to acquire a majority equity interest in the Company as the first step in a business combination. The Offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated as of January 31, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, subject to the satisfaction or waiver of certain conditions, following completion of the Offer and in accordance with the Indiana Business Corporation Law, Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will become a wholly owned subsidiary of Parent. As more fully described in Section 12 of the Offer to Purchase, at the effective time of the Merger (the "Effective Time"), (i) if Purchaser shall have purchased, pursuant to the Offer, an aggregate of 80,916,766 Shares (the "Maximum Offer Number of Shares"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and each Share owned by Parent or Purchaser) shall be cancelled, extinguished and converted into the right to receive a number (rounded to the nearest one-millionth of a share) of fully paid and nonassessable shares of common stock, par value $2.50 per share (the "Parent Common Stock"), of Parent equal to the number (the "Exchange Ratio") (rounded to the nearest one-millionth) obtained by dividing $37.125 by the Parent Common Stock Price (as defined in Section 12 of the Offer to Purchase); provided that the Exchange Ratio shall not be less than 1.088710 or greater than 1.330645, and (ii) if Purchaser shall have purchased, pursuant to the Offer, less than the Maximum Offer Number of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and each Share owned by Parent or Purchaser) shall be cancelled, extinguished and converted into the right to receive (i) cash, in an amount equal to the product of Cash Proration Factor One (as defined in Section 12 of the Offer to Purchase) multiplied by $37.125 and (ii) a number (rounded to the nearest one-millionth of a share) of fully paid and nonassessable shares of Parent Common Stock equal to the product of (a) 1 minus Cash Proration Factor One multiplied by (b) the Exchange Ratio. In the event that, following completion of the Offer, Parent does not receive the approval of the stockholders of Parent necessary to issue such number of shares of Parent Common Stock in the Merger, the consideration to be received by holders of Shares in the Merger will be adjusted to reduce the stock portion of the consideration to provide that such holders will receive, in the aggregate, the maximum number of shares of Parent Common Stock that may be issued by Parent in the Merger without a vote of the stockholders of Parent pursuant to the Delaware General Corporation Law, the applicable rules of the New York Stock Exchange, Inc. or otherwise and the remainder of such consideration in cash, as provided in the Merger Agreement. The Offer does not constitute an offer to sell or a solicitation of an offer to buy any securities of Parent. Such an offer may be made only pursuant to a prospectus.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) unless Shares are held in book-entry form through the Company's Shareholder Services Program (as defined in the Offer to Purchase), certificates representing Shares (the "Share Certificates") (or a timely confirmation of a book-entry transfer of such Shares, into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in
Section 3 of the Offer to Purchase), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

     Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for such Shares, regardless of any extension of the Offer or any delay in making such payment.

     The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Friday, March 5, 1999, unless and until Purchaser (in accordance with the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, Purchaser may, under certain circumstances, (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. Pursuant to the Merger Agreement, Purchaser shall extend the Offer from time to time in the event that, at a then-scheduled expiration date, all of the conditions to the Offer have not been satisfied or waived as permitted by the Merger Agreement, each such extension not to exceed the lesser of 10 additional business days or such fewer number of days that Purchaser reasonably believes are necessary to cause the conditions to the Offer to be satisfied. If, on April 2, 1999 (subject to extension by Purchaser to not later than April 17, 1999 if Parent reasonably believes that the required HSR Approval and EU Approval will be obtained by such date), Purchaser has not consummated the Offer in accordance with its terms, Purchaser shall, unless Parent and the Company otherwise agree, terminate the Offer without acceptance of any Shares previously tendered, and Parent, Purchaser and the Company shall, upon the terms and conditions of the Merger Agreement, seek to consummate the Merger.

     Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after April 5, 1999. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from the name of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Shares whose names appear on the shareholder list, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

     Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below, and copies will be furnished promptly at Purchaser's expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person other than the Information Agent and the Dealer Manager for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 431-9633

                      The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.
                              31 West 52nd Street
                               New York, NY 10019
                          Call Collect (212) 969-2700

February 5, 1999